Exhibit 2.1

AMENDED & RESTATED

BINDING HEADS OF AGREEMENT

PRIVATE AND CONFIDENTIAL

This Amended and Restated heads of agreement (Agreement) sets out the terms upon which Braiin Limited (ACN 660 713 093) (Braiin) agrees to make an offer to the shareholders of Vega Global Technologies Pty Ltd (ACN 667 154 261) (Vega) (the Shareholders), to acquire their fully paid ordinary shares in Vega (Vega Shares) and fully replaces and supersedes any prior agreement between Braiin and Vega.

The Directors of Vega have agreed to use their best endeavours to procure that each of the Shareholders accepts the offer when made by Braiin.

This Agreement supersedes any and all previous correspondence, agreements or understandings between the parties, in respect of the subject matter of this Agreement and is binding on all of the parties to it (Parties). Vega of the one part, and Braiin of the other part, must jointly and severally procure that each complies with this Agreement.

1.	Acquisition	Subject to the satisfaction or waiver of the conditions precedent set out in clause 4 below (Conditions Precedent), Braiin agrees to make an offer (Offer) to each of the Shareholders to acquire the Vega Shares, free from encumbrances, for the consideration referred to in clause 2 below (the Acquisition).

2.	Consideration

Subject to the terms and conditions of this Agreement, Braiin agrees to issue the Shareholders (or their nominees) cash consideration of US$ 2,393,904 and fully paid ordinary shares in the capital of Braiin, which will have an value equal to US$82,606,096 (Consideration Shares). The number of Consideration Shares shall be the quotient of US$82,606,096 divided by US$10.17.

The Consideration Shares will be issued on settlement of the Listing (Settlement).

3.	Restrictions on Consideration Shares	Vega agrees use its best endeavours that each of the Shareholders enter into a restriction agreement with Braiin or its nominee in respect of the Consideration Shares.

4.	Conditions Precedent	Settlement is conditional upon the satisfaction (or waiver) of the following Conditions Precedent:

(a)	Offer acceptance

All of the Shareholders accepting the Offer, which shall be consistent with the terms set out in this Agreement, except to the extent otherwise agreed by the Parties;and

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(b)	Approvals:

Each of the Parties obtaining all necessary corporate, shareholder and regulatory approvals necessary to lawfully complete the Acquisition; and

(c)	Effectiveness of Registration Statement:

Braiin has received written notification from the United States Securities and Exchange Commission that its Registration Statement has been approved and is declared effective.

Condition Precedent (a) is for the benefit of Braiin and may only be waived by Braiin giving written notice to Vega. Conditions Precedent (b)-(c) are for the benefit of both Vega and Braiin and may only be waived by mutual agreement in writing of Vega and Braiin.

If the Conditions Precedent are not satisfied (or waived b) on or before 5.00pm (WST) on the later of (i) the listing of the securities on Nasdaq and (ii) 30 October 2025 (or such other date agreed by the Parties in writing), or become incapable of being satisfied and are not waived (End Date) any Party may terminate this Agreement by notice in writing to the other Parties, in which case, the agreement constituted by this Agreement will be at end and the Parties will be released from their obligations under this Agreement (other than in respect of any breaches that occurred prior to termination).

The Parties will use their best efforts to ensure that the Conditions Precedent are satisfied before the End Date.

5.	Settlement	Settlement will occur on that date which is one (1) business days (as defined pursuant to the NASDAQ Listing Rules, Business Days) after the satisfaction (or waiver) of the Conditions Precedent set out in clause 4 (Settlement Date).

At Settlement:

(a)	Braiin shall allot and issue the Consideration Shares to the Shareholders (or their nominees) and deliver holding statements to the Shareholders (or their nominees) for those Shares;

(b)	Vega must deliver or cause to be delivered to Braiin:

(i)	share certificates in respect of the Vega Shares;

(ii)	separate instruments of transfer in registrable form for the Vega Shares in favour of Braiin (as transferee) which have been duly executed by the Shareholders in relation to their Vega Shares (as transferors);

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(iii)	the corporate, legal, technical and financial records for Vega;

(iv)	the written resignations of each of the directors and secretary of Vega with effect from the Settlement Date confirming that they each have no claim for loss of office or otherwise against Vega;

(v)	a duly completed authority for the alteration of the signatories of each bank account of Vega in the manner required by Braiin by written notice before the Settlement Date; and

(vi)	signed restriction agreements relating to the Consideration Shares (the Consideration Shares to be escrowed for 180 days); and

(c)	Vega must procure that a directors’ meeting of Vega is held to attend to the following matters (as applicable):

(i)	the approval of the registration (subject to payment of stamp duty) of the transfers of the Vega Shares and the issue of new share certificates for the Vega Shares in the name of Braiin (or its nominee);

(ii)	recording Braiin (or its nominee) as the holder of the Vega Shares in the relevant register of members;

(iii)	taking all other steps required under the company’s constituent documents and applicable laws to constitute and evidence Braiin (or its nominee) as the sole holder of the Vega Shares; and

(iv)	accepting the resignations of each of the directors and secretaries of the relevant company with effect from the Settlement Date and the appointment as additional directors and secretary of the relevant company of those persons nominated by Braiin by written notice before the Settlement Date.

The Parties’ obligations at Settlement are interdependent and must take place simultaneously, as nearly as possible, unless otherwise agreed by Braiin and Vega.

If a Party (Defaulting Party) fails to satisfy its obligations under this clause 5 on the day and at the place and time for Settlement then, any other Party (Notifying Party) may give the Defaulting Party a notice requiring the Defaulting Party to satisfy those obligations within a period of ten (10) Business Days from the date of the notice and declaring time to be of the essence.

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Business Days from the date of the notice and declaring time to be of the essence.

If the Defaulting Party fails to satisfy those obligations within those ten (10) Business Days the Notifying Party may, without limitation to any other rights it may have, terminate this Agreement by giving written notice to the other Parties.

6.	Warranties and Indemnities by the Warrantor	By execution of this Agreement, Vega makes the representations and warranties set out in Schedule 1 both as at the date of this Agreement and on the Settlement Date (except where expressly stated to occur on another date). Vega indemnifies Braiin against all losses, claims, costs, demands, liabilities and expenses which may be suffered, sustained or incurred by Braiin directly or indirectly as a result of or in respect of a breach by Vega of any of the warranties or representations set out in Schedule 1 .

Vega shall not be liable to Braiin for any consequential loss such as loss of profits, loss of opportunity or the like.

7.	Confidentiality	Each Party is to keep confidential the terms of this Agreement and any other information obtained from another during the negotiations preceding the execution date or in the course of furthering the transactions contemplated by this Agreement whether in the course of conducting due diligence or otherwise (Confidential Information), and is not to disclose it to any person except:

(a)	to officers, employees, shareholders, legal advisers, auditors and other consultants requiring the information for the purposes of this Agreement;

(b)	with the consent of the Party or Parties which own the Confidential Information;

(c)	if the information is, at the date of this Agreement, lawfully in the possession of the recipient of the information through sources other than any of the other Parties;

(d)	if required by law or a stock exchange;

(e)	if strictly and necessarily required in connection with legal proceedings relating to this Agreement;

(f)	if the information is generally and publicly available other than as a result of a breach of confidence; or

(g)	to a financier or prospective financier (or its advisers) of a Party.

A Party disclosing Confidential Information must use all reasonable endeavours to ensure that persons receiving the Confidential Information from it do not disclose the Confidential Information except in the circumstances permitted in this clause.

The obligations under this clause contain obligations separate and independent from the other obligations of the Parties and remain in existence for a period of two years from the date of this Agreement, regardless of any termination of this Agreement.

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For the avoidance of doubt, the Parties acknowledge and agree that Braiin or its affiliate, subject to and conditional upon receiving conditional approval to list on the NASDAQ, will be listed on NASDAQ and will be subject to continuous disclosure obligations applicable to that exchange. Accordingly, details of this Agreement, Vega and the assets and undertaking of Vega (potentially among other information) will need to be disclosed in announcements to NASDAQ.

8.	Further Acts	Each Party will promptly do and perform all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that Party) required by law or reasonably required by the other Party to give effect to this Agreement.

9.	Governing Law	This Agreement is governed by and construed in accordance with the laws of Western Australia. Each Party irrevocably submits to the non-exclusive jurisdiction of the courts of Western Australia, and the courts competent to determine appeals from those courts with respect to any proceedings which may be brought at any time relating to this Agreement.

10.	Assignment	No Party may assign, novate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other Party.

11.	Costs	Each Party shall bear their own legal costs of and incidental to the preparation, negotiation and execution of this Agreement.

Vega will pay any stamp duty assessed on or in respect of this Agreement.

12.	Tax	(a)	In the event a supply made by one Party to another under this Agreement is subject to a value added or similar tax, the price stated in this Agreement is exclusive of such tax and the recipient of such a supply must pay to the other Party an amount equal to the amount of any such tax in addition to any amount stated in this Agreement and at the same time.

		(b)	Any payment of such tax is subject to the other Party providing any invoice or similar documentation required by law with respect to such tax.

		(c)	No Party makes any representation to the other with regard to the intended tax consequences of the Acquisition.

13.	Remedies	The rights, power and remedies provided in this Agreement are cumulative with and not exclusive to the rights, power or remedies provided by law independently of this Agreement.

14.	Variation	No modification or alteration of the terms of this Agreement shall be binding unless made in writing dated subsequent to the date of this Agreement and duly executed by all Parties.

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15.	Notices	Each notice authorised or required to be given to a Party shall be in writing and may be delivered personally or sent by properly addressed prepaid mail in each case addressed to the Party at its address set out in below:

In the case of Vega:

Address:	283 Rokeby Road Subiaco WA 6008

Email:	info@Vegaglobal.ai

Attention:	Jay Stephenson

In the case of Braiin:

Address:	283 Rokeby Road Subiaco WA 6008

Email:	natraj@braiin.com

Attention:	Natraj Balasubramanian

16.	Severability	If any term or provision of this Agreement is invalid, illegal or unenforceable such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement.

17.	Waiver	Without limiting any other provision of this Agreement, the Parties agree that:

(a)	failure to exercise or enforce, or a delay in exercising or enforcing, or the partial exercise or enforcement of, a right, power or remedy provided by law or under this Agreement by a Party does not preclude, or operate as a waiver of, the exercise or enforcement, or further exercise or enforcement, of that or any other right, power or remedy provided by law or under this Agreement;

(b)	a waiver given by a party under this Agreement is only effective and binding on that Party if it is given or confirmed in writing by that Party; and

(c)	no waiver of a breach of a term of this Agreement operates as a waiver of another breach of that term or of a breach of any other term of this Agreement.

18.	Counterparts	This Agreement may be executed in any number of counterparts. All counterparts will be taken to constitute one instrument. Signatures my means of electronic communication are taken to be valid and binding to the same extent as original signatures.

19.	Interpretation	In this Agreement:

(a)	headings are for convenience only and do not affect its interpretation;

(b)	specifying anything after the words “include” or “for example” or similar expressions does not limit what else is included;

and unless the context otherwise requires:

(c)	an obligation or liability assumed by, or a right conferred on, two or more Parties binds or benefits all of them jointly and each of them severally;

(d)	the expression person includes an individual, the estate of an individual, a corporation, an authority, an association or joint venture (whether incorporated or unincorporated), a partnership and a trust;

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(e)	a reference to any party includes that party’s executors, administrators, successors and permitted assigns, including any person taking by way of novation;

(f)	a reference to a body, other than a party to this Agreement whether statutory or not:

(i)	which ceases to exist; or

(ii)	whose powers or functions are transferred to another body,

is a reference to the body which replaces it or substantially succeed its powers or functions;

(g)	a reference to any document (including this Agreement) is to that document as varied, novated, ratified or replaced from time to time;

(h)	a reference to any statute or to any statutory provision includes any statutory modification or re- enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it;

(i)	words importing the singular include the plural (and vice versa) and words indicating a gender include every other gender;

(j)	reference to parties, clauses, schedules, exhibits or annexure are references to parties, clauses, schedules, exhibits and annexure to or of this Agreement and a reference to this Agreement includes any schedule, exhibit or annexure to this Agreement;

(k)	where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(l)	a reference to time is to Western Standard Time as observed in Perth, Western Australia;

(m)	if a period of time is specified and dates from a given day or the day of an event, it is to be calculated exclusive of that day;

(n)	a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(o)	if an act prescribed under this Agreement to be done by a party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day;

(p)	a reference to a payment is to a payment by bank cheque or such other form of cleared funds the recipient otherwise allows in the relevant lawful currency specified;

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(q)	a reference to a party using or an obligation on a party to use reasonable endeavours or its best endeavours does not oblige that party to:

(i)	pay money:

(A)	in the form of an inducement or consideration to a third party to procure something (other than the payment of immaterial expenses or costs, including costs of advisers, to procure the relevant thing); or

(B)	in circumstances that are commercially onerous or unreasonable in the context of this Agreement;

(ii)	provide other valuable consideration to or for the benefit of any person; or

(iii)	agree to commercially onerous or unreasonable conditions.

If the terms and conditions set out above are acceptable, please execute this Agreement in the appropriate place below.

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Dated on this 10           day of December, 2025

EXECUTED by VEGA GLOBAL TECHNOLOGIES PTY LTD ACN 667 154 261
in accordance with section 127 of the
Corporations Act 2001 (Cth)

/s/ Jay Stephenson
Signature of director

Jay Stephenson
Name of director

/s/ Chetan Saligrama
Signature of director

Chetan Saligrama
Name of director

EXECUTED by BRAIIN LIMITED	)
ACN 660 713 093)
in accordance with section 127 of the	)
Corporations Act 2001 (Cth):	)

/s/ Natraj Balasubramanian
Signature of director

Natraj Balasubramanian
Name of director

/s/ Jay Stephenson
Signature of director

Jay Stephenson
Name of director

*please delete as applicable

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SCHEDULE 1 – WARRANTIES

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The representations and warranties given by Vega are as follows:

(a)	Title: The Shareholders are the legal owner of the Vega Shares free of any encumbrance and other third party interests or rights.

(b)	Free of encumbrances: The Shareholders are able to sell and transfer the Shares without the consent of any other person and free of any encumbrance, pre- emptive rights or rights of first refusal.

(c)	Fully paid: The Vega Shares are fully paid and no money is owing in respect of them.

(d)	No sums owing: No sums are now owing or will at Settlement be owing by Vega to the Shareholders or to any company or person related to the Shareholders or Vega.

(e)	No legal impediment: The execution, delivery and performance by Vega of this Agreement complies with:

(i)	each law, regulation, authorisation, ruling, judgement, order or decree of any government agency;

(ii)	the constitution or other constituent documents of Vega; and

(iii)	any security interest or document,

which is binding on Vega.

(f)	No Event of Insolvency: No event of insolvency has occurred in relation to Vega nor is there any act which has occurred or any omission made which may result in an event of insolvency occurring in relation to Vega.

(g)	Power and capacity: Vega has full power and lawful authority to execute and deliver this Agreement to observe and perform or cause to be observed and performed all of its obligations in and under this Agreement.

(h)	Authority: The execution and delivery of this Agreement has been duly and validly authorised by all necessary corporate action on behalf of Vega.

(i)	All material information: Any information known to Vega concerning Vega which might reasonably be regarded as material to for value of the Vega Shares has been disclosed to Braiin or its advisers and is true and accurate in all material respects, excluding information that is publicly available.

(j)	No litigation: Vega and its director are not involved in any litigation, arbitration or administrative proceeding relating to claims or amounts relating to Vega nor is any such litigation, arbitration or administrative proceeding pending or threatened.

(k)	Investigations: Vega is not the subject of any investigation by any regulatory body of any country nor is any such investigation pending or threatened.

(l)	Tax investigations: Vega is not the subject of any investigation or audit by the tax office of any country or state nor is any such investigation or audit pending or threatened.

(m)	Compliance with laws and agreements: Vega is not in material breach of any provision of any relevant laws or material contract or agreement to which Vega is a party.

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(n)	Consistency: The terms of this Agreement are not inconsistent with and do not contravene the provisions of any other agreements or contracts to which Vega is a party.

(o)	Records properly kept: Except as contemplated by the conditions precedent in this Agreement, all books of accounts and other records of any kind of Vega:

(i)	have been fully, properly and accurately kept on a consistent basis and completed in accordance with proper business and accounting practices and all applicable statutes;

(ii)	have not had any material records or information removed from them;

(iii)	do not contain or reflect any material inaccuracies or discrepancies;

(iv)	give and reflect a true and fair view of the trading transactions, or the financial and contractual position of Vega and of its assets and liabilities; and

(v)	are in the possession of Vega.

(p)	Licenses and approvals: Vega has all permits, license, authorities, registrations and approvals necessary for properly carrying on its business and Vega is not aware of any circumstance or fact which may result in the revocation, variation or non- renewal in any material respect of any such permits, licenses, authorities, registrations and approvals.

(q)	Financings: There are no:

(i)	financing arrangements entered into by or on behalf of Vega for the borrowing of money;

(ii)	debentures, bonds, notes or similar debt

(iii)	instruments issued by Vega;

(iv)	encumbrances over the assets or undertaking of Vega, or its business or securities; or

(v)	financing arrangements that restrict the disposal of Vega.

No Power of Attorney: There are no powers of attorney given by Vega in favour of any person which may come into force in relation to the business, assets or undertaking of Vega.

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